Exhibit (j)
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Selective Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and the front page of the Statement of Additional Information. We also consent to the incorporation by reference of our report, dated October 23, 2009, on the financial statements and financial highlights of Trust for Credit Unions Money Market Portfolio, Ultra-Short Duration Government Portfolio, and Short Duration Portfolio, included in the Annual Report to the Shareowners for the year ended August 31, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 34 to the Registration Statement (Form N-1A, No. 033 — 18781) of Trust for Credit Unions.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
December 24, 2009